Exhibit 10.1
TREEHOUSE FOODS, INC.
EXECUTIVE SEVERANCE PLAN
     Introduction. TreeHouse Foods, Inc. (the “Company”) hereby establishes a severance plan, effective May 1, 2006 (the “Effective Date”), to be known as the TreeHouse Foods, Inc. Executive Severance Plan (the “Plan”). The Plan shall provide severance benefits to certain employees of the Company and subsidiaries thereof, as identified in Appendix A (“Executive” or “Executives”), upon certain terminations of employment from the Company and all subsidiaries, as described in this Plan document. The Plan shall not be applicable to employees of the Company (or any subsidiary thereof) whose employment is subject to an employment agreement, unless such agreement expressly states that such employee shall be eligible to participate in the Plan. The purpose of the Plan is to recognize the past service of Executives whose employment is involuntarily terminated as set forth herein by providing severance payments. With respect to Executives identified in Appendix A, this Plan supersedes all prior plans, policies and practices of the Company (or any subsidiary thereof), including provisions of a prior employment agreement, if any, between the Executive and the Company (or a subsidiary) with respect to severance or separation pay for the Executive. The Plan is the only severance program for such Executives.
1.	Definitions.
      (a) “Base Salary” means the regular annual rate of base salary in effect on the date of termination (or on the date of a Change of Control, if such amount is greater).
      (b) “Cause” means (i) Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge, (ii) Executive’s gross neglect or willful and intentional gross misconduct in the performance of, or willful, substantial and continual refusal by Executive to perform, the duties, responsibilities or obligations assigned to Executive, or (iii) a material breach by Executive of the Code of Ethics applicable to employees of the Company (or any subsidiary), as in effect from time to time.
      (c) “Change of Control” means the occurrence of any of the following events following the Effective Date: (i) any “person” (as such term is used in Section 13(d) of the Exchange Act, but specifically excluding the Company, any wholly-owned subsidiary of the Company and/or any employee benefit plan maintained by the Company or any wholly-owned subsidiary of the Company) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (iii) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.
      (d) “Code” means the Internal Revenue Code of 1986, as amended.
      (e) “Earned Compensation” means the sum of (i) any Base Salary earned, but unpaid, for services rendered to the Company (or a subsidiary) on or prior to the date of termination, (ii) any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the date of termination occurs that has not been paid on or prior to the date of termination (other than Base Salary and Incentive Compensation that has been deferred, if any, pursuant to Executive’s election), and which is payable under the terms of the applicable incentive plan; provided, however, in the event of a termination of the Executive without Cause and which entitles the Executive to payment under Section 4(a) hereof, “Earned Compensation” shall include any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the date of termination occurs, notwithstanding any requirement that the Executive be in active employment on the date such Incentive Compensation is paid or any other terms of the applicable incentive plan to the contrary; (iii) any accrued but unused vacation days; and (iv) any business expenses incurred on or prior to the date of the Executive’s termination that are eligible for reimbursement in accordance with the Company’s (or the subsidiary’s, as applicable) expense reimbursement policies as then in effect.
      (f) “Good Reason” means a termination of Executive’s employment by Executive within 90 days following (i) a reduction in Executive’s annual Base Salary or Target Incentive Compensation opportunity, or (ii) a material reduction in Executive’s duties and responsibilities or the assignment to Executive of duties and responsibilities which are materially inconsistent with his duties or which materially impair Executive’s ability to function in his or her current position. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (ii) unless Executive shall have delivered a written notice to the Board within 60 days of his having actual knowledge of the occurrence of one of these such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 10 days of the receipt of such notice.
      (g) “Incentive Compensation” means with respect to any calendar year, the annual incentive bonus paid or payable under any applicable plan or program of the Company (or a subsidiary) providing for incentive compensation.

      (h) “Key Employee” means a “specified employee” as such term is defined under Code Section 409A and the regulations issued thereunder.
      (i) “Severance Period” means the period of time over which payments are made pursuant to Sections 3(b) or 4(a) hereof, as identified in Appendix A with respect to each eligible Executive.
      (j) “Target Incentive Compensation” means with respect to any calendar year, the annual incentive bonus the Executive would have been entitled to receive under any applicable plan or program of the Company (or of a subsidiary) providing for incentive compensation had he remained employed by the Company (or a subsidiary) and assuming that performance at the level designated as “target” for such calendar year had been met.
      (k) “Vested Benefits” means amounts which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries (collectively referred to as the “Benefit Plans”), at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.
2.	Eligibility
Those Executives identified in Appendix A, as such may be amended from time to time by the Compensation Committee, or its duly authorized designee, in its sole discretion.
3.	Benefits upon Certain Terminations.
      (a) Termination for Any Reason. In the event of the termination of Executive’s employment for any reason, Executive shall be entitled to any Earned Compensation owed to Executive but not yet paid as of the date of termination. Such amount(s) shall be paid in accordance with the Company’s (or the subsidiary’s, as applicable) applicable policy, practice or procedure following the Executive’s date of termination. Executive shall also be entitled to payment of Vested Benefits, if any. Any such payment shall be made in accordance with the terms of the applicable Benefit Plan(s) and the requirements of applicable law. Nothing in this Agreement shall amend or modify the terms of any such Benefit Plan(s). No additional termination benefits shall be paid or payable to or in respect of the Executive pursuant to this Plan unless such Executive qualifies for payment under Section 3(b) or 4(a) hereof.
      (b) Involuntary or Constructive Termination. If following the Effective Date, (1) the Executive’s employment with the Company (or a subsidiary, as applicable) is terminated by the Company (or the subsidiary, as applicable) without Cause, or (2) the Executive has Good Reason to terminate employment, the Executive shall be entitled to the following payments and other benefits (in addition to the payments under Section 3(a) hereof):

(i)	Salary continuation payments in an amount equal to one times (or such other multiple as may be identified with respect to a particular Executive in Appendix A) the Executive’s Base Salary and one times (or such other multiple as may be identified with respect to a particular Executive in Appendix A) the Executive’s Target Incentive Compensation; provided, however that an Executive who is a Tier III Executive, as determined under Appendix A, shall be eligible for salary continuation payments in an amount equal to one times (or such other multiple as may be identified with respect to a particular Executive in Appendix A) the Executive’s Base Salary only. Tier III Executives shall not be eligible to receive Target Incentive Compensation as salary continuation. If applicable, Target Incentive Compensation shall be prorated as necessary and in accordance with the terms of any applicable incentive plan to reflect a partial year of active and eligible employment. Base Salary continuation payments shall be paid subject to the terms of this Plan in equal (or approximately equal) installments in accordance with the Company’s (or the subsidiary’s, as applicable) standard payroll practices until the amount required under this Section 3(b)(i) is paid in full. Such period of continued salary payments shall be the “Severance Period.” Target Incentive Compensation (prorated, as applicable) shall be paid in a single lump sum payment in accordance with the terms of the applicable incentive plan.

(ii)	In the event that the amount payable pursuant to Section 3(b)(i) or the time period over which such amounts are paid shall be determined to be in excess of the limitations applicable to separation pay under Section 409A of the Code, or such payment is otherwise determined to be “deferred compensation” within the meaning of Code Section 409A, then any such payment to a Key Employee following such Key Employee’s separation from service shall be subject to a six (6) month delay if and to the extent required to achieve compliance with Section 409A of the Code. In such event, payment shall be made in accordance with Section 6(f) hereof.

(iii)	The Company will provide comparable medical (including prescription drug), dental, hospitalization and life insurance benefits, as applicable, to the Executive and his or her eligible dependents for the Severance Period, provided the Executive continues to pay the applicable employee rate for such coverage. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company (or the subsidiary, as applicable) in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) would apply, any continuation of such coverage shall run concurrently with any period of continuation coverage required under COBRA and shall otherwise be provided in accordance with COBRA and the regulations issued thereunder; provided, however, in the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, or the terms of any applicable plan, the Company shall pay the Executive an amount equal to the portion of the premium for such coverage that is paid by the Company for employees generally. Continuation coverage provided under this Section 3(b)(ii) shall terminate prior to the expiration of the Severance Period on the date the Executive first becomes eligible for other group health plan coverage, or otherwise in accordance with COBRA and the regulations issued thereunder. Nothing in this Agreement shall amend or modify the terms of any plan, contract or program providing for medical, prescription drug, dental, hospitalization and/or life insurance benefits.
4.	Benefits upon Change of Control and Termination.
      (a) In lieu of the payments due under Section 3(b) hereof, in the event the Executive’s employment with the Company is terminated by reason of a termination without Cause or termination for Good Reason within the 24-month period immediately following a Change of Control, the Executive shall be entitled to the following payments and other benefits (in addition to the payments under Section 3(a) hereof):
(i)	Salary continuation payments in an amount equal to one times (or such other multiple as may be identified with respect to a particular Executive in Appendix A) the Executive’s Base Salary and one times (or such other multiple as may be identified with respect to a particular Executive in Appendix A) the Executive’s Target Incentive Compensation. If applicable, Target Incentive Compensation shall be prorated as necessary and in accordance with the terms of any applicable incentive plan to reflect a partial year of active and eligible employment. This amount shall be paid by the Company subject to the terms of the Plan in a single lump sum no later than thirty (30) business days following the date of termination.

(ii)	In the event that the amount payable pursuant to Section 4(a)(i) or the time period over which such amounts are paid shall be determined to be in excess of the limitations applicable to separation pay under Section 409A of the Code, or such payment is otherwise determined to be “deferred compensation” within the meaning of Code Section 409A, then any such payment to a Key Employee following such Key Employee’s separation from service shall be subject to a six (6) month delay if and to the extent required to achieve compliance with Section 409A of the Code. In such event, payment shall be made in accordance with Section 6(f) hereof.

(iii)	The Company will provide comparable medical (including prescription drug), dental, hospitalization and life insurance benefits, as applicable, to the Executive and his or her eligible dependents for a period not to exceed the period of salary continuation payments if those payments were made in installments in accordance with the Company’s (or the subsidiary’s, as applicable) standard payroll practices, provided the Executive continues to pay the applicable employee rate for such coverage. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) would apply, any continuation of such coverage shall run concurrently with any period of continuation coverage required under COBRA and shall otherwise be provided in accordance with COBRA and the regulations issued thereunder; provided, however, in the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, or the terms of any applicable plan, the Company shall pay the Executive an amount equal to the portion of the premium for such coverage that is paid by the Company for employees generally. Continuation coverage provided under this Section 4(a)(ii) shall terminate prior to the expiration of the period described in this Section 4(a)(ii) on the date the Executive first becomes eligible for other group health plan coverage, or otherwise in accordance with COBRA and the regulations issued thereunder. Nothing in this Agreement shall amend or modify the terms of any plan, contract or program providing for medical, prescription drug, dental, hospitalization and/or life insurance benefits.
      (b) Payments following a Change of Control.
(i)	Gross-Up for Tax Liability under Section 4999 of the Code. If the aggregate of all payments or benefits made or provided to Executive with respect to payment under Section 4(a) hereof, if applicable, and under all other plans and programs of the Company

(the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, and exceeds an amount which is equal to three (3) times the Executive’s “base amount” (as such term is defined in accordance with Section 280G(b)(3)) by more than 10%, then the Company shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Code (the “Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income, employment and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment.

(ii)	Limitation on the Amount of Payment. If Aggregate Payment is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, and equals three (3) times the Executive’s “base amount” (as such term is defined in accordance with Section 280G(b)(3)) or exceeds such amount by 10% or less, then the Company shall reduce the amount payable under Section 4(a) to an amount, the value of which is one dollar ($1.00) less than an amount which is equal to three (3) times the Executives “base amount” and no payment shall be required or made pursuant to Section 4(b)(i) hereof.

(iii)	The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, whether such amount shall be subject to an excise tax imposed under Section 4999 of the Code, as well as the determination of the amount to be paid to Executive and the time of payment pursuant to this Section 4 shall be made by the Company’s independent auditor or, if such independent auditor is unwilling or unable to serve in this capacity, such other nationally recognized accounting firm selected by the Company with the consent of the person serving as the Chief Executive Officer of the Company immediately prior to the Change of Control, which consent shall not be unreasonably withheld. For purposes of this calculation, the Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable tax year.

(iv)	The estimated amount of the payment due the Executive pursuant to paragraphs (4)(b)(i) or (ii), as applicable, shall be paid to the Executive in a lump sum not later than thirty (30) business days following the delivery of such estimate to the Executive and the Company. In the event that the amount of the estimated payment is less than the amount actually due to the Executive under this Section 4(b), the amount of any shortfall shall be paid to the Executive within ten (10) business days after the existence of the shortfall is determined.

5.	Conditions and Limitations on Severance Payments. The following conditions and limitations shall apply to all severance benefits payable under this Plan and all severance payments under the Plan shall be specifically conditioned upon the Executive’s satisfaction of the conditions noted:
      (a) Full Discharge of Company Obligations. The amounts payable to Executive under this Plan following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive’s rights under this Plan and any other claims he may have in respect of his employment by the Company or any of its subsidiaries other than claims for common law torts or under other contracts between Executive and the Company or its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company and all its subsidiaries shall be released and discharged from any and all liability to Executive in connection with this Plan or otherwise in connection with Executive’s employment with the Company and its subsidiaries and, as a condition to payment of any such amounts that are in excess of the Earned Compensation and the Vested Benefits following the date of termination, Executive and the Company shall execute (and not revoke) a valid mutual release to be prepared by the Company pursuant to which the Executive and the Company (and its subsidiaries and affiliates) shall each mutually agree to release the other, to the maximum extent permitted under applicable law, from any and all claims either party may have against the other that relate to or arise out of the employment or termination of employment of the Executive, except any claims or rights which cannot be waived by law.
      (b) No Mitigation; No Offset. In the event of any termination of employment that entitles the Executive to a payment or payments under this Plan, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Plan on account of any remuneration attributable to any subsequent employment that he may obtain, except as may be applied pursuant to COBRA or other applicable law respecting the continuation of benefits.
      (c) Company Property. Promptly following termination of Executive’s employment, Executive shall return to the Company all property of the Company or any subsidiary, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.
      (d) Confidentiality. Without the prior written consent of the Company, except (a) in the course of carrying out his or her duties hereunder or (b) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Section 6(d)).
      (e) Non-Solicitation of Employees. During Executive’s employment with the Company, and any subsidiary thereof, and during the twelve (12) month period following any termination of Executive’s employment for any reason, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.
      (f) Non-Disparagement. Executive shall not disparage, slander or injure the business reputation or goodwill of the Company (or any subsidiary) in any material way, including, by way of illustration, through any contact with vendors, suppliers, employees or agents of the Company (or any subsidiary) which could harm the business reputation or goodwill of the Company (or any subsidiary).
      (g) Confidentiality of Payments under the Plan. Executive shall keep all aspects of this Plan not otherwise currently publicly available strictly confidential, including but not limited to the fact, amount and/or duration of any payment under this Plan strictly confidential, except that Executive may make necessary disclosures to his or her attorney(s) or tax advisor(s) that are retained to advise Executive in connection with amounts paid under this Plan.
      (h) Remedies. To the extent permitted by law, if the Company determines that the Executive has engaged in any of the restricted activities referenced in this Section 5, the Company will immediately cease any unpaid severance payments and will have the right to seek repayment of any such payments that have already been made. In addition, the covenants and obligations of Executive with respect to confidentiality, Company property, non-competition, non-solicitation and non-disparagement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations under the Plan. These injunctive remedies shall be cumulative and in addition to any other rights and remedies the Company ha have at law or in equity.

6.	Miscellaneous.
      (a) Survival. Sections 5(d), (e), (f), (g) and (h) (relating to confidentiality, non-competition, non-solicitation and non-disparagement) and 6(p) (relating to governing law) shall survive the termination of this Plan.
      (b) Binding Effect. This Plan shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Plan, either contractually or as a matter of law. In the event of a sale of assets as described in the preceding sentence, the Company shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Plan shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries.
      (c) Inalienability; Assignment. Except as provided under Section 6(b), in no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process..
      (d) Entire Plan. This Plan document constitutes the entire understanding of the Company and the Executive with respect to the matters referred to herein. With respect to Executives identified in Appendix A, this Plan supersedes all prior plans, policies and practices of the Company, including provisions of a prior employment agreement, if any, between the Executive and the Company (or a subsidiary) with respect to severance or separation pay for the Executive. The Plan is the only severance program for such Executives.
      (e) Severability; Reformation. In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Sections 5 (d), (e), (f), (g) or (h) is not enforceable in accordance with its terms, such Section(s) shall be interpreted or reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.
      (f) Compliance with Code Section 409A. It is the Company’s intent that amounts paid under this Plan shall not constitute “deferred compensation” as that term is defined under Section 409A of the Code and the regulations promulgated thereunder. In the event that any amount paid under this Plan is determined to be “deferred compensation” within the meaning to Code Section 409A and compliance with one or more of the provisions of this Plan causes or results in a violation of Section 409A of the Code, then such provision shall be interpreted or reformed in the manner necessary to achieve compliance with Section 409A, including but not limited to the imposition of a six (6) month delay in payment to any Key Employee following such Key Employee’s date of termination which entitles him to a payment or payments under this Plan. Should it be determined that this six (6) month delay must be applied, then payment shall be made to the Executive as soon as administratively practicable following the expiration of such six (6) month period, in a single lump sum representing the first six (6) months of payments. Payment(s) for the seventh month and all subsequent months shall be made in accordance with the Company’s (or a subsidiary’s, as applicable) standard payroll practices.
      (g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
      (h) Administration. The Plan is administered by the Compensation Committee of the Board of Directors of TreeHouse Foods, Inc. The Plan Administrator has the power, in its sole discretion, to approve and interpret the Plan, to decide all matters under the Plan, including eligibility to participate and benefit entitlement, and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. The Plan Administrator’s determinations and interpretations shall be conclusive and binding on all individuals. In administering the Plan, the Plan Administrator may, at its option, employ compensation consultants, accountants, counsel and other persons to assist or render advice and other services, all at the expense of the Company.
The Plan Administrator may delegate all or part of its authority to such other person or persons as the Plan Administrator designates from time to time.
The Plan Administrator has delegated to the Senior Vice President (SVP), Administration, of the Company authority to determine eligibility under the Plan and authority over all aspects of day-to-day administration of the Plan (including but not limited review of claims for benefits). The actions of the SVP, Administration shall be final and binding on all employees and Participants.
The Company shall indemnify and hold harmless each of the members of the Compensation Committee and any employee to whom any of the duties of the Compensation Committee may be delegated, from and against any and all claims, losses, costs, damages expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by such member or such employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification of any such member or employee.
      (i) Claims. Any person that believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Company. Any such claim should be sent to TreeHouse Foods, Inc., Attention: Senior Vice President of Administration, 2 Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154. If the claim is denied (either in full or in part), the claimant will be provided with written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.
      (j) Appeal Procedure. If a claimant’s claim is denied, the claim may apply in writing to the Compensation Committee for a review of the decision denying the claim. The claimant then has the right to review pertinent documents and to submit issues and comments in writing. The Compensation Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant will be given written notice of the reason for the delay.
      (k) Source of Payments. All payments under the Plan will be paid in cash (except with respect to the payment of Vested Benefits which will be paid in accordance with the terms of the applicable Benefit Plans) from the general funds of the Company; no separate fund will be established under the Plan and no assets will be segregated or set aside for the sole purpose of making payments under the Plan. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.
      (l) No Expansion of Employment Rights. Neither the establishment or maintenance of the Plan, the payment of any amount under the Plan, nor any action of the Company, or any subsidiary thereof, shall confer upon any individual any right to be continued as an employee nor any right or interest in the Plan other than as provided in the Plan.
      (m) Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to amend or terminate the Plan, in whole or in part, for any reason or no reason, at any time and from time to time; provided, however, that no amendment or termination of the Plan shall take effect until the expiration of a six (6) month period from the date such amendment is adopted or such decision to terminate is made by the Board of Directors of the Company, or its duly authorized designee. Any such amendment or termination may affect the benefits payable to an Executive.
      (n) Headings. Headings to Sections in this Plan are for convenience only and are not intended to be part of or to affect the meaning or interpretation hereof.
      (o) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

      (p) Governing Law. This Plan shall be governed by the laws of the State of Illinois without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

     IN WITNESS WHEREOF, TreeHouse Foods, Inc., by its duly authorized officer, has executed this Plan on the date indicated below.

TREEHOUSE FOODS, INC.

By:

Its:

Date:

APPENDIX A
Tier I Executives

Change in Control
Title	Company	Regular Severance	Severance
Senior Vice President and Chief Financial Officer	TreeHouse Foods, Inc.	2x Base Salary 2x Target Incentive Compensation	3x Base Salary 3x Target Incentive Compensation
Tier II Executives

Change in Control
Title	Company	Regular Severance	Severance
President	Bay Valley Foods LLC.	1x Base Salary 1x Target Incentive Compensation	2x Base Salary 2x Target Incentive Compensation

Senior Vice President—HR	TreeHouse Foods, Inc.	1x Base Salary 1x Target Incentive Compensation	2x Base Salary 2x Target Incentive Compensation
Tier III Executives

Change in Control
Title	Company	Regular Severance	Severance
Vice President & Assistant General Counsel	TreeHouse Foods, Inc.	1x Base Salary	1x Base Salary 1x Target Incentive Compensation

Senior Vice Presidents	Bay Valley Foods LLC	1x Base Salary	1x Base Salary 1x Target Incentive Compensation

Executive Vice Presidents	Bay Valley Foods LLC	1x Base Salary	1x Base Salary 1x Target Incentive Compensation

Vice Presidents	Bay Valley Foods LLC	1x Base Salary	1x Base Salary 1x Target Incentive Compensation